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EXHIBIT 99.1


NEW VISUAL CORPORATION ANNOUNCES RESIGNATION OF C. RICH WILSON III

SAN DIEGO - Jan. 6, 2004 - New Visual Corporation (OTCBB:NVEI), an emerging provider of semiconductors to the high-speed data networking industry, today announced that its vice president and corporate secretary, C. Rich Wilson III has resigned from the Board of Directors and from employment by the company. Mr. Wilson has in recent months successfully guided the marketing of the hit film, "Step Into Liquid". Now that such marketing efforts are largely complete, Mr. Wilson is pursuing other projects.

Mr. Wilson will not be replaced. His compensation was $160,000 annually, plus benefits and an automobile allowance. The position of Corporate Secretary will be held by an existing board member, to be named later.

"I would like to thank Rich for his years of service to the Company," stated Brad Ketch, president and chief executive officer of New Visual. "We are now working to fill that seat with an executive in the telecommunications or semiconductor industry, and am confident that we will be successful."


ABOUT NEW VISUAL CORPORATION

Based in San Diego, New Visual is a late-development-stage fabless communications semiconductor company. It is developing an advanced technology that allows data to be transmitted at greater speed and across extended distances over existing copper wire. For more information, visit www.newvisual.com.

With the exception of historical information contained in this press release, this press release includes forward-looking statements made under the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including but not limited to the following: product development difficulties; market demand and acceptance of products; the impact of changing economic conditions; business conditions in the Internet and telecommunications industries; reliance on third parties, including potential suppliers, licensors, and licensees; the impact of competitors and their products; risks concerning future technology; and other factors detailed in this press release and in the company's Securities and Exchange Commission filings.

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Contact:
Brad Ketch
619-692-0333
info@newvisual.com